Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Ronald J. Seiffert Elected Chairman of the Board of Directors

Lewis Center, OH, March 2, 2016 – DCB Financial Corp (the “Company”), (OTCPink: DCBF), parent holding company of The Delaware County Bank & Trust Company, Lewis Center, Ohio (the “Bank”) announced that its board of directors elected Chief Executive Officer Ronald J. Seiffert as Chairman, succeeding Vicki J. Lewis.

“Ron’s strategic vision and his ability to execute have been instrumental in the significant transformation of the Company’s financial performance and the growth in shareholder value that has occurred over the past four years,” said Lewis. “The board strongly supports the strategy that Ron has set to achieve our shared objective of becoming a high-performing financial institution, and, after careful deliberation, has decided that this corporate governance structure is best suited to achieve this objective.”

To further enhance the Company’s corporate governance structure and to ensure continuity, the independent directors also elected Ms. Lewis as lead independent director whose duties will include:

•	Presiding at all meetings of the board of directors at which the Chairman is not present, including executive sessions of the independent directors.

•	Calling meetings of the independent directors.

•	Serving as a liaison between the Chairman and the independent directors.

•	Consulting with the Chairman on meeting agendas and information sent to the board of directors, including the quality, quantity, appropriateness and timeliness of such information.

“On behalf of our board of directors and the senior management team, I would like to thank Vicki for her strong leadership in successfully navigating the Company through its recovery and early growth phase, and I look forward to continuing to work with her and the other directors in building a high-performing community bank grounded in sound corporate governance principles,” said Seiffert.

Seiffert became Chief Executive Officer and a member of the board of directors of the Company and the Bank on September 29, 2011.

About DCB Financial Corp

DCB Financial Corp is a financial holding company formed under the laws of the State of Ohio. The Company is the parent of The Delaware County Bank & Trust Company, a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its eight full-service and six limited-service branch offices located in Central Ohio. The Bank provides customary retail and commercial banking and cash management services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, commercial leases, real estate mortgage loans, night depository facilities and trust and personalized wealth management services.

Contact:	DCB Financial Corp
Ronald J. Seiffert, President and CEO
(740) 657-7000

J. Daniel Mohr, Executive Vice President, CFO and Corporate Secretary
(740) 657-7510

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